Exhibit 99.1

FOR IMMEDIATE RELEASE	For Additional Information
Contact: Jon M. Donnell
or Peter J. O’Hanlon
(614) 356-5000

Dominion Homes Reports

Record 2003 Sales and Closings

DUBLIN, Ohio – January 15, 2004 - Dominion Homes, Inc. (NASDAQ: DHOM) sold a record 3,071 homes, with an aggregate sales value of $554.7 million, during 2003. These sales represent a 19% increase over the 2,577 homes sold during 2002 and an 18% increase over the $469.3 million aggregate sales value of homes sold in 2002. The Company sold 586 homes, with an aggregate sales value of $110.1 million, during the three months ended December 31, 2003 compared to 630 homes, with an aggregate sales value of $114.0 million, sold during the three months ended December 31, 2002. This is a 7% decrease in units and a 3% decrease in sales value for the quarter.

As a result of selling out of communities faster than anticipated, the active subdivision count for Dominion Homes during the fourth quarter 2003 was 51 compared to 50 active subdivisions in fourth quarter 2002. The company expects its expansion into the Lexington, Kentucky market combined with expected new subdivisions in Central Ohio and Louisville, Kentucky will increase the subdivision count by up to 10% by second quarter 2004 and by up to 35% by fourth quarter 2004.

The Company closed a record 3,070 homes during 2003 compared to 2,591 homes during 2002, an 18% increase. The Company closed 893 homes during the three months ended December 31, 2003 compared to 647 homes during the three months ended December 31, 2002, a 38% increase.

The Company’s backlog on December 31, 2003 was 1,019 sales contracts, with an aggregate sales value of $198.9 million, compared to a backlog on December 31, 2002 of 1,018 sales contracts, with an aggregate sales value of $194.2 million.

The Company will announce its 2003 financial results on January 28, 2004 and host a conference call at 10:00 a.m. Eastern Time on January 29, 2004. Interested parties may listen in by accessing the Company’s website at www.dominionhomes.com, selecting either the Central Ohio or Louisville, Kentucky location and then selecting “2003 Conference Call”.

Dominion Homes offers a variety of homes, which are differentiated by size, price, standard features and available options. The Company’s “Best of Everything” philosophy focuses on providing its customers with unsurpassed products, quality, and customer service. There are currently over 50 Dominion Homes locations in Central Ohio and Louisville, Kentucky. The Company has also recently announced that it is expanding into the Lexington, Kentucky market. Additional information about the Company and its homes is located on its website.

Certain statements in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to, weather conditions, changes in general economic conditions, fluctuations in interest rates, increases in raw materials and labor costs, levels of competition and other factors described in the Company’s Annual Report of Form 10-K for the year ended December 31, 2002. All forward-looking statements made in this press release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.

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